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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-50132 and 333-75014) pertaining to the 1998 Incentive Compensation Plan of BKF Capital Group, Inc. of our report dated March 3, 2004, with respect to the consolidated financial statements of BKF Capital Group, Inc. for the year ended December 31, 2003 included in the Annual Report (Form 10-K) for the year ended December 31, 2003 and incorporation of our report dated March 3, 2004 with respect to the consolidated financial statements of BKF Capital Group, Inc. for the year ended December 31, 2003 in the Annual Report (Form 10-K) for the year ended December 31, 2004.


                                           /s/ ERNST & YOUNG LLP


New York, New York
March 10, 2005